Exhibit 99.1

Ellington Financial LLC Reports Third Quarter 2017 Results
OLD GREENWICH, Connecticut—November 6, 2017
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended September 30, 2017.
Highlights

•	Net income[1] of $6.2 million, or $0.19 per basic and diluted share.

•
Book value per share as of September 30, 2017 of $18.96 on a diluted basis, after payment of a quarterly dividend of $0.45 per share, as compared to book value per share of $19.21 on a diluted basis as of June 30, 2017.

•	Credit strategy gross income of $7.9 million for the quarter ended September 30, 2017.

•	Agency strategy gross income of $2.8 million for the quarter ended September 30, 2017.

•
Announced a dividend of $0.41 per share for the third quarter of 2017, equating to an annualized dividend yield of 10.7% based on the November 3, 2017 closing price of $15.35 per share; dividends are paid quarterly in arrears.

•	Issued $86 million of 5.25% senior unsecured notes due September 2022, at par.

•	Debt-to-equity ratio, excluding repo borrowings on U.S. Treasury securities, of 1.91:1 as of September 30, 2017.
Third Quarter 2017 Results
"In the third quarter, Ellington Financial had net income, including the full impact of mark-to-market adjustments, of $6.2 million, or $0.19 per share," said Laurence Penn, Chief Executive Officer and President. "We benefited from strong performance from our CMBS, distressed corporate investments, corporate credit relative value, and Agency RMBS strategies.
"During the third quarter, we successfully completed an $86 million offering of 5.25% senior unsecured notes, with a five-year maturity. We were very pleased with the execution of the offering, which priced at par, and is rated "A" by Egan-Jones Ratings Company. The notes further diversify our borrowings, offer us another source of long-term non mark-to-market financing, and provide additional capacity to grow our Credit portfolio and drive earnings.
"We used the proceeds of the debt offering to temporarily reduce our highest-cost repo borrowings and to continue growing our Credit portfolio, which we increased over the quarter by 8%, or $56.6 million, to $741.3 million. Similar to last quarter, we added U.K. non-conforming RMBS investments, which we believe currently offer superior value to their U.S. counterparts. We also net added assets in our CLO, consumer loan and non-QM mortgage loan strategies, but net sold assets in our CMBS and performing leveraged loan strategies.
"As we move into the final months of 2017, we continue to focus on growing the Credit portfolio and improving earnings. As we have highlighted before, we view securitization as an important driver of this growth. We have reached critical mass in our non-QM portfolio, and intend to complete a non-QM securitization in the near future. After successfully completing our first CLO securitization earlier this year, we have begun accumulating assets for a follow-on CLO. By securing long-term locked-in financing through these types of securitizations, we are able to manufacture attractive risk-adjusted returns while freeing up capital to redeploy in these and other high-yielding strategies.
"We still hold a great deal of free cash, which means that we have plenty of dry powder to pursue investments. In order for our earnings to be able to cover our dividend more consistently, we need to continue to grow our Credit portfolio. Although we net added $189.3 million of Credit assets year-to-date through September 30th, our pace of capital deployment has been slower than planned. But importantly, in this environment of heightened competition for assets, we believe that we have been diligent in seeking high-quality, high-yielding assets without compromising our acquisition standards."
"Finally, with our recent dividend announcement, we reset our dividend roughly back to the annualized yield on book value at which we set it a year ago, and consistent with our capital management strategy, we expect this to free up additional capital to deploy for new investments, and for share repurchases to the extent that our share-price-to-book-value ratio remains at levels attractive for repurchase. Consistent with past guidance, and with our stock price having traded lower after quarter end, we have recently been repurchasing shares pursuant to our 10b5-1 share repurchase program."

1 Increase (decrease) in shareholders' equity from operations, or "net income (loss)."

Market Overview

•
In October, the Federal Reserve initiated its balance sheet normalization program, and began tapering asset purchases of both U.S. Treasury securities and Agency RMBS. At the November Federal Open Market Committee, or "FOMC," meeting, the Federal Reserve maintained the target range for the federal funds rate at 1.00%–1.25%.

•
For the third consecutive quarter, the yield curve flattened. The 2-year U.S. Treasury yield rose 10 basis points to end the quarter at 1.48%, while the 10-year U.S. Treasury yield increased only 3 basis points to 2.33%.

•
Despite the rise in U.S. Treasury yields, mortgage rates declined over the course of the third quarter, with the Freddie Mac survey 30-year mortgage rate falling 5 basis points to end the quarter at 3.83%.

•
Overall Agency RMBS prepayment rates declined slightly during the quarter. The Mortgage Bankers Association's Refinance Index, which measures refinancing application volumes, increased 2.0% quarter over quarter but remains well below the multi-year high reached in mid-2016.

Volatility remained at historic lows during the third quarter. The Merrill Lynch Option Volatility Estimate Index, or MOVE Index, declined to an all-time low, while the Chicago Board Options Exchange Volatility Index, known as the VIX, dropped to its lowest level in 23 years. U.S. Treasury yields were again range-bound, with the 10-year U.S. Treasury trading within a 35-basis point range during the quarter.
During the quarter, yield spreads across most credit products, including non-Agency RMBS, remained at the tightest points of their trailing two-year ranges. Corporate credit spreads fluctuated intra-quarter but finished the quarter tighter. As in prior quarters, demand remained strong for floating-rate debt instruments, including CLOs and leveraged loans. Finally, damage from recent hurricanes and ongoing negative headlines in retail led to heightened volatility in the CMBS market during the quarter.
Also, during the third quarter, Agency RMBS finally participated in the spread tightening that other fixed-income asset classes had already benefited from this year. After the Federal Reserve announced at its September meeting the initiation of its tapering program, the Agency mortgage basis tightened significantly, suggesting that many investors had been waiting for policy clarity before adding Agency RMBS exposure. As measured by the Bloomberg Barclays U.S. MBS Agency Fixed Rate Index, Agency RMBS generated an excess return over the Bloomberg Barclays U.S. Treasury Index of 48 basis points for the quarter.
Mortgage REIT buying of Agency RMBS was also widespread following a number of equity raises, suggesting that private capital has been willing and able, at least so far, to replace the Federal Reserve's footprint in this market. Year-to-date through October 31, 2017, residential mortgage REITs have raised approximately $8.1 billion of capital, representing over $40 billion of Agency RMBS buying power. At the same time, low interest rate volatility and a muted prepayment environment have provided a significant tailwind to the sector.
Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
Credit Summary
As of September 30, 2017, our total long Credit portfolio (excluding corporate relative value trading positions, hedges, and other derivatives) increased 8.3% to $741.3 million from $684.7 million as of June 30, 2017. During the third quarter, our Credit strategy generated gross income of $7.9 million or $0.24 per share.
The primary components of our Credit strategy generally include: non-Agency RMBS; CMBS; performing, sub-performing, and non-performing residential and commercial mortgage loans; consumer loans and ABS; U.S. and European CLOs; investments in mortgage-related entities; and credit hedges (including relative value trades involving credit hedging instruments). We also opportunistically invest in the corporate credit market, including distressed and non-distressed debt and corporate credit relative value trading.
During the third quarter, our Credit strategy was profitable even after taking into account modest losses on our credit hedges. We benefited from particularly strong performance in the following strategies: CMBS, distressed corporate investments, non-performing and re-performing U.S. residential mortgage loans, and corporate credit relative value. Most of the return in the credit strategies during the quarter came from net interest income as opposed to trading gains, as our selling activity was limited as we sought to deploy the proceeds of our debt offering. A notable exception to this was our corporate credit relative value strategy, which generated trading gains across a number of smaller positions, as some of the basis relationships, which as we noted last quarter had moved against us, started to normalize. With its strong performance during the third quarter, this strategy more than recovered from its underperformance last quarter, and we continue to hold many of the same basis positions as we expect those relationships to continue to normalize. Finally, we note that our credit portfolio was not materially impacted by the recent hurricanes.

Currently, our credit hedges consist primarily of financial instruments tied to high-yield corporate credit, such as CDS on high-yield corporate bond indices, as well as tranches and options on these indices; short positions in and CDS on corporate bonds; and positions involving ETFs of high-yield corporate bonds. Our credit hedges also currently include CDS tied to individual MBS or an index of several MBS, such as CMBX. We also opportunistically overlay our high-yield corporate credit hedges and mortgage-related derivatives with certain relative value long/short positions involving the same or similar instruments. In the third quarter, credit hedges reduced profitability in most of our credit strategies, as spreads in most credit sectors continued to tighten, including the high-yield corporate and CMBS sectors in which most of our credit hedges continue to be concentrated.
In addition to using credit hedges, we also use interest rate hedges in our Credit strategy in order to protect our portfolio against the risk of rising interest rates. The interest rate hedges in our Credit strategy, which currently consist primarily of interest rate swaps, had no material impact on our results for the quarter. We also use foreign currency hedges in our Credit strategy, in order to protect our assets denominated in euros and British pounds against the risk of declines in those currencies against the U.S. dollar. We had net losses on our foreign currency hedges for the quarter, but these were more than offset by net gains on foreign currency-related transactions and translation.
We believe that our publicly traded partnership structure affords us valuable flexibility, especially with respect to our ability to adjust our exposures nimbly by hedging many forms of risk, such as credit risk, interest rate risk, and foreign currency risk.
Agency Summary
As of September 30, 2017, our long Agency RMBS portfolio was $816.2 million, down slightly from $834.0 million as of June 30, 2017. During the third quarter, our Agency strategy generated gross income of $2.8 million, or $0.08 per share.
Our Agency RMBS portfolio performed well in the third quarter as Agency RMBS yield spreads tightened. Most of this tightening occurred toward the end of the quarter, after the Federal Reserve announced at its September FOMC meeting that it would begin tapering purchases in October—an announcement that removed uncertainty in the sector and triggered buying. The sector also benefited from a confined interest rate range, declining implied volatility, and a muted prepayment environment. The strong performance of Agency RMBS in the third quarter represented a reversal of the sector's underperformance versus other spread products during the first half of 2017.
During the third quarter, our portfolio also benefited from the outperformance of specified pools versus TBAs, as we continued to concentrate our long investments in specified pools, and to hold net short positions in TBAs as a significant component of our interest rate hedging strategy. Slightly lower roll costs in higher coupon TBAs and increased investor demand for specified pools were key drivers of the outperformance. Average pay-ups on our specified pools increased to 0.81% as of September 30, 2017, from 0.77% as of June 30, 2017. Pay-ups are price premiums for specified pools relative to their TBA counterparts. As of September 30, 2017, the weighted average coupon on our fixed-rate specified pools was 4.0%.
Besides fixed-rate specified pools, our Agency portfolio also includes pools that are backed by ARMs, Hybrid ARMs and reverse mortgages, and also includes CMOs, including IOs, POs, and IIOs. Finally, our Agency strategy also includes interest rate hedges for our Agency RMBS, as well as certain relative value trading positions in interest rate-related and TBA-related instruments.
During the quarter we continued to hedge interest rate risk in our Agency strategy, primarily through the use of interest rate swaps and short positions in TBAs, and to a lesser extent, short positions in U.S. Treasury securities. For the quarter, we had total net losses of $(1.8) million, or $(0.05) per share, from our interest rate hedges and other activities. In our hedging portfolio, the relative proportion (based on 10-year equivalents2) of TBA short positions decreased slightly quarter over quarter relative to interest rate swaps.
Portfolio turnover for our Agency strategy was approximately 9% for the quarter (as measured by sales and excluding paydowns), and we had net realized losses of $(0.2) million, excluding interest rate hedges. Our portfolio selection continues to be informed by mortgage industry trends—including significant enhancements in technology that are helping streamline the origination process—and we note that refinancing capacity remains high, with employment in the mortgage industry near a post-financial crisis high.

2"10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would experience a similar change in market value under a standard parallel move in interest rates.

The following table summarizes our operating results for the quarters ended September 30, 2017 and June 30, 2017 and the nine month period ended September 30, 2017:

	Quarter Ended September 30, 2017	Per Share	% of Average Equity	Quarter Ended June 30, 2017	Per Share	% of Average Equity	Nine Month Period Ended September 30, 2017	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Interest income and other income	$14,877	$0.45	2.35%	$14,098	$0.43	2.19%	$42,108	$1.28	6.56%
Net realized gain (loss)(1)	2,732	0.08	0.43%	5,544	0.17	0.86%	10,529	0.32	1.64%
Change in net unrealized gain (loss)(1)	(2,800)	(0.09)	(0.44)%	194	0.01	0.03%	6,220	0.19	0.97%
Net interest rate hedges(1)	(325)	(0.01)	(0.05)%	(438)	(0.02)	(0.07)%	(617)	(0.02)	(0.10)%
Net credit hedges and other activities(1)(3)	(760)	(0.02)	(0.12)%	(4,687)	(0.15)	(0.73)%	(7,910)	(0.24)	(1.23)%
Interest expense(4)	(3,967)	(0.12)	(0.63)%	(3,253)	(0.10)	(0.51)%	(9,419)	(0.29)	(1.47)%
Other investment related expenses	(1,809)	(0.05)	(0.29)%	(2,013)	(0.06)	(0.31)%	(5,318)	(0.17)	(0.83)%
Total Credit profit (loss)	7,948	0.24	1.25%	9,445	0.28	1.46%	35,593	1.07	5.54%
Agency RMBS:
Interest income	5,917	0.18	0.94%	6,397	0.19	0.99%	20,944	0.64	3.26%
Net realized gain (loss)	(173)	(0.01)	(0.03)%	(663)	(0.02)	(0.10)%	(1,547)	(0.05)	(0.24)%
Change in net unrealized gain (loss)	1,453	0.04	0.23%	1,522	0.05	0.24%	405	0.01	0.06%
Net interest rate hedges and other activities(2)	(1,831)	(0.05)	(0.29)%	(4,659)	(0.14)	(0.72)%	(8,062)	(0.25)	(1.26)%
Interest expense	(2,571)	(0.08)	(0.41)%	(2,226)	(0.07)	(0.35)%	(6,654)	(0.21)	(1.04)%
Total Agency RMBS profit (loss)	2,795	0.08	0.44%	371	0.01	0.06%	5,086	0.14	0.78%
Total Credit and Agency RMBS profit (loss)	10,743	0.32	1.69%	9,816	0.29	1.52%	40,679	1.21	6.32%
Other interest income (expense), net	352	0.01	0.06%	215	0.01	0.03%	703	0.02	0.11%
Other expenses	(4,500)	(0.14)	(0.71)%	(4,590)	(0.14)	(0.71)%	(13,616)	(0.42)	(2.12)%
Net increase in equity resulting from operations	$6,595	$0.19	1.04%	$5,441	$0.16	0.84%	$27,766	$0.81	4.31%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	400			377			1,229
Net increase in shareholders' equity resulting from operations(5)	$6,195	$0.19	1.00%	$5,064	$0.16	0.80%	$26,537	$0.81	4.22%
Weighted average shares and convertible units(6) outstanding	32,779			32,799			32,835
Average equity (includes non-controlling interests)(7)	$632,724			$644,868			$641,540
Weighted average shares and LTIP units outstanding(8)	32,567			32,587			32,623
Average shareholders' equity (excludes non-controlling interests)(7)	$620,828			$630,182			$629,271

(1)	Conformed to current period presentation.

(2)	Includes TBAs and U.S. Treasury securities, if applicable.

(3)	Includes equity and other relative value trading strategies and related hedges.

(4)	Includes interest expense on our Senior Notes.

(5)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

(6)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(7)	Average equity and average shareholders' equity are calculated using month end values.

(8)	Excludes Operating Partnership units attributable to non-controlling interests

Portfolio
The following tables summarize our portfolio holdings as of September 30, 2017 and June 30, 2017:
Investment Portfolio

	September 30, 2017					June 30, 2017
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential Mortgage Loans	$367,389	$304,721	$82.94	$294,569	$80.18	$331,501	$262,767	$79.27	$252,519	$76.17
Non-Agency CMBS and Commercial Mortgage Loans	164,857	94,038	57.04	96,823	58.73	178,252	95,483	53.57	99,808	55.99
ABS and Consumer Loans	247,007	243,292	98.50	247,248	100.10	223,277	219,830	98.46	223,785	100.23
Total Non-Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)	779,253	642,051	82.39	638,640	81.96	733,030	578,080	78.86	576,112	78.59
Agency RMBS:
Floating	8,272	8,598	103.94	8,684	104.97	9,610	9,991	103.97	10,108	105.19
Fixed	680,115	721,709	106.12	722,572	106.24	698,299	739,908	105.96	742,175	106.28
Reverse Mortgages	50,784	55,172	108.64	55,539	109.36	50,986	55,315	108.49	55,941	109.72
Total Agency RMBS(3)	739,171	785,479	106.26	786,795	106.44	758,895	805,214	106.10	808,224	106.50
Total Non-Agency and Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)(3)	1,518,424	1,427,530	94.01	1,425,435	93.88	1,491,925	1,383,294	92.72	1,384,336	92.79
Agency Interest Only RMBS	n/a	30,722	n/a	31,373	n/a	n/a	28,783	n/a	29,184	n/a
Non-Agency Interest Only and Principal Only MBS and Other(4)	n/a	22,465	n/a	19,264	n/a	n/a	23,129	n/a	20,018	n/a
TBAs:
Long	115,303	121,009	104.95	121,217	105.13	172,950	179,874	104.00	180,243	104.22
Short	(447,590)	(470,487)	105.12	(471,204)	105.28	(428,424)	(450,055)	105.05	(451,073)	105.29
Net Short TBAs	(332,287)	(349,478)	105.17	(349,987)	105.33	(255,474)	(270,181)	105.76	(270,830)	106.01
Long U.S. Treasury Securities	1,510	1,519	100.62	1,510	99.99	22,122	22,165	100.20	22,060	99.72
Short U.S. Treasury Securities	(50,909)	(50,467)	99.13	(50,523)	99.24	(106,045)	(104,924)	98.94	(104,922)	98.94
Short European Sovereign Bonds	(68,389)	(69,940)	102.27	(66,592)	97.37	(65,980)	(67,556)	102.39	(66,666)	101.04
Repurchase Agreements	193,071	193,070	100.00	194,265	100.62	266,659	266,659	100.00	265,403	99.53
Long Corporate Debt	106,485	89,308	83.87	90,324	84.82	111,293	94,584	84.99	95,816	86.09
Short Corporate Debt	(70,580)	(70,567)	99.98	(70,082)	99.29	(63,142)	(61,267)	97.03	(61,755)	97.80
Non-Exchange Traded Preferred and Common Equity Investment in Mortgage-Related Entities	n/a	21,814	n/a	22,814	n/a	n/a	20,000	n/a	20,000	n/a
Non-controlling equity interest in limited liability companies	n/a	11,445	n/a	15,937	n/a	n/a	11,557	n/a	15,937	n/a
Non-Exchange Traded Corporate Equity	n/a	4,068	n/a	3,690	n/a	n/a	4,141	n/a	4,069	n/a
Long Common Stock	n/a	790	n/a	1,092	n/a	n/a	1,625	n/a	2,339	n/a
Short Common Stock	n/a	(14,189)	n/a	(14,105)	n/a	n/a	(3,432)	n/a	(3,563)	n/a
Real Estate Owned	n/a	25,762	n/a	26,198	n/a	n/a	24,977	n/a	25,462	n/a
Total		$1,273,852		$1,280,613			$1,373,554		$1,376,888

(1)	Represents the dollar amount, per $100 of current principal, of the price or cost for the security.

(2)	Excludes non-Agency Interest Only and Principal Only MBS and Other (see footnote 4 below).

(3)	Excludes Agency Interest Only RMBS.

(4)	Other includes equity tranches of CLOs, non-Agency residual MBS, and similar positions.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.
Derivatives Portfolio(1)

	September 30, 2017		June 30, 2017
(In thousands)	Notional Value	Fair Value	Notional Value	Fair Value
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices	$9,456	$(1,485)	$11,198	$(1,760)
Short CDS on RMBS and CMBS Indices	(37,495)	6,977	(48,350)	7,416
Short CDS on Individual RMBS	(9,011)	4,323	(9,641)	4,900
Net Mortgage-Related Derivatives	(37,050)	9,815	(46,793)	10,556
Long CDS referencing Corporate Bond Indices	12,888	631	13,973	880
Short CDS referencing Corporate Bond Indices	(261,060)	(11,646)	(223,178)	(7,361)
Long CDS on Corporate Bonds	136,053	149	94,620	(5,119)
Short CDS on Corporate Bonds	(199,642)	(3,651)	(154,232)	(259)
Long Total Return Swaps on Corporate Equities(2)	63	—	—	—
Short Total Return Swaps on Corporate Equities(2)	(10,486)	—	(24,986)	(1)
Interest Rate Derivatives:
Long Interest Rate Swaps	515,443	(1,064)	364,843	(1,206)
Short Interest Rate Swaps	(955,216)	2,482	(839,288)	3,404
Short Eurodollar Futures(3)	—	—	(42,000)	(47)
Short U.S. Treasury Note Futures(4)	(6,800)	143	(6,800)	44
Interest Rate Caps	113,453	2	113,453	2
Total Net Interest Rate Derivatives		1,563		2,197
Other Derivatives:
Short Foreign Currency Forwards(5)	(66,971)	707	(73,747)	(1,319)
Purchased Equity Call Options(6)	28	50	16	23
Purchased Equity Put Options(6)	—	—	5	2
Total Net Derivatives		$(2,382)		$(401)

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of September 30, 2017, derivative assets and derivative liabilities were $29.9 million and $32.3 million, respectively, for a net fair value of $(2.4) million, as reflected in "Total Net Derivatives" above. As of June 30, 2017, derivative assets and derivative liabilities were $26.6 million and $27.0 million, respectively, for a net fair value of $(0.4) million, as reflected in "Total Net Derivatives" above.

(2)	Notional value represents number of underlying shares times the closing price of the underlying security.

(3)	Every $1,000,000 in notional value represents one Eurodollar future contract.

(4)
Notional value represents the total face amount of U.S. Treasury securities underlying all contracts held. As of both September 30, 2017 and June 30, 2017 a total of 68 short U.S. Treasury note futures contracts were held.

(5)	Notional value represents U.S. Dollars to be received by us at the maturity of the forward contract.

(6)	Notional value represents the number of common shares we have the option to purchase or sell multiplied by the strike price.
The mix and composition of our derivative instruments may vary from period to period.

The following table summarizes, as of September 30, 2017, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates		50 Basis Point Increase in Interest Rates
	Market Value	% of Total Equity	Market Value	% of Total Equity
Agency RMBS - ARM Pools	$53	0.01%	$(60)	(0.01)%
Agency RMBS - Fixed Pools and IOs	10,730	1.70%	(15,458)	(2.45)%
TBAs	(4,120)	(0.65)%	6,761	1.07%
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	3,324	0.53%	(3,711)	(0.59)%
Interest Rate Swaps	(5,102)	(0.81)%	4,877	0.78%
U.S. Treasury Securities	(2,004)	(0.32)%	1,912	0.31%
U.S. Treasury Futures	(265)	(0.04)%	256	0.04%
Mortgage-Related Derivatives	50	0.01%	(51)	(0.01)%
Corporate Securities and Derivatives on Corporate Securities	(34)	(0.01)%	80	0.01%
Repurchase Agreements and Reverse Repurchase Agreements	(2,389)	(0.38)%	2,350	0.37%
	$243	0.04%	$(3,044)	(0.48)%

(1)
Based on the market environment as of September 30, 2017. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity
Reverse Repos and Other Secured Borrowings
Borrowings By Collateral Type
The following table summarizes our aggregate secured borrowings, including reverse repos and other secured borrowings for the three month period ended September 30, 2017 and June 30, 2017.

	As of September 30, 2017	For the Quarter Ended September 30, 2017		As of June 30, 2017	For the Quarter Ended June 30, 2017
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Credit(1)	$277,596	$315,731	3.72%	$301,362	$274,958	3.87%
Agency RMBS	768,418	783,521	1.30%	791,083	807,615	1.11%
Subtotal(1)	1,046,014	1,099,252	2.00%	1,092,445	1,082,573	1.81%
Corporate Credit Relative Value Trading Strategy	67,722	59,347	1.60%	87,799	66,829	1.56%
U.S. Treasury Securities	5,720	9,014	1.14%	27,094	48,923	0.92%
Total	$1,119,456	$1,167,613	1.97%	$1,207,338	$1,198,325	1.76%

(1)	Excludes U.S. Treasury Securities and investments in our corporate credit relative value trading strategy.
Throughout the third quarter, borrowing costs increased as LIBOR rose, which impacted our Agency-related as well as Credit-related borrowings. As shown in the table above, the reverse repo borrowings in our corporate credit relative value trading strategy have much lower costs of funds than most of our other Credit-related borrowings, because this strategy tends to involve more liquid assets than our other credit strategies. In light of this large difference in borrowing costs, as well as the more short-term nature and varying overall size of our positions in this strategy, we have broken out in the above table the borrowings in that strategy from our other Credit-related borrowings. Our average cost of funds on our total credit portfolio, including our corporate credit relative value trading strategy was 3.39% and 3.42% for the three month periods ended September 30, 2017 and June 30, 2017, respectively.

Reverse Repurchase Agreements By Remaining Maturity (1)

(In thousands)	As of September 30, 2017		As of June 30, 2017
Remaining Maturity (2)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$351,982	34.2%	$311,846	27.9%
31-60 Days	347,427	33.7%	332,008	29.7%
61-90 Days	236,695	23.0%	232,897	20.8%
91-120 Days	73,609	7.1%	122,071	10.9%
121-150 Days	3,338	0.3%	6,709	0.6%
151-180 Days	8,991	0.9%	10,365	0.9%
181-360 Days	7,768	0.8%	103,342	9.2%
	$1,029,810	100.0%	$1,119,238	100.0%

(1)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(2)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The weighted average remaining term on our reverse repos as of September 30, 2017 decreased to 48 days from 67 days as of June 30, 2017. In addition to borrowings under reverse repos, we had other secured borrowings related to certain of our loan portfolios in the amount of $89.6 million and $88.1 million as of September 30, 2017 and June 30, 2017, respectively.
Our borrowings outstanding under reverse repos were with a total of twenty-one counterparties as of September 30, 2017. As of September 30, 2017, we held liquid assets in the form of cash and cash equivalents in the amount of $111.4 million.
Long-Term Debt
On August 18, 2017, we issued $86.0 million in aggregate principal amount of unsecured Senior Notes, at par and maturing on September 1, 2022. The total net proceeds from the issuance of the notes was approximately $84.7 million, after deducting debt issuance costs. The notes bear an interest rate of 5.25%, and interest is payable semi-annually in arrears on March 1 and September 1 of each year, with the first interest payment date on March 1, 2018. Inclusive of debt issuance costs, our effective cost of funds on the notes is 5.55%.
Total Borrowed Funds
The following table details our debt-to-equity ratios as of September 30, 2017 and June 30, 2017.

	As of September 30, 2017	As of June 30, 2017
	($ in thousands)
Recourse[1] Borrowings:
Reverse Repurchase Agreements	$1,029,810	$1,119,238
Senior Notes, at par	86,000	—
Total Recourse Borrowings	1,115,810	1,119,238
Debt-to-Equity Ratio Based on Total Recourse Borrowings	1.77:1	1.76:1
Debt-to-Equity Ratio Based on Total Recourse Borrowings Excluding U.S. Treasury Securities	1.76:1	1.71:1
Non-Recourse[1] Borrowings:
Other Secured Borrowings	89,646	88,100
Total Recourse and Non-Recourse Borrowings	1,205,456	1,207,338
Debt-to-Equity Ratio Based on Total Recourse and Non-Recourse Borrowings	1.91:1	1.90:1
Debt-to-Equity Ratio Based on Total Recourse and Non-Recourse Borrowings Excluding U.S. Treasury Securities	1.91:1	1.85:1

(1)
All of our non-recourse borrowings are secured by collateral. In the event of default under a non-recourse borrowing, the lender has a claim against the collateral but not any of our other assets. In the event of default under a recourse borrowing, the lender’s claim is not limited to the collateral (if any).

Our debt-to-equity ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, as a percentage of average equity, was 2.8% for the quarter ended September 30, 2017, unchanged from the prior quarter. We did not incur incentive fee expense for either the second or third quarters of 2017.
Dividends
On November 1, 2017, our Board of Directors declared a dividend of $0.41 per share for the third quarter of 2017, payable on December 15, 2017 to shareholders of record on December 1, 2017. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On March 6, 2017, our Board of Directors approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.7 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations.
During the three month period ended September 30, 2017, we repurchased 123,321 shares at an average price per share of $15.60 and a total cost of $1.9 million. From inception of the current repurchase program through November 3, 2017, we have repurchased 337,925 shares for an aggregate cost of approximately $5.3 million.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related and consumer-related assets, including residential mortgage-backed securities, residential and commercial mortgage loans, consumer loans and asset-backed securities backed by consumer loans, commercial mortgage-backed securities, real property, and mortgage-related derivatives. The Company also invests in corporate debt and equity, including distressed debt, collateralized loan obligations, non-mortgage-related derivatives, and other financial assets, including private debt and equity investments in mortgage-related entities. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Tuesday, November 7, 2017, to discuss our financial results for the quarter ended September 30, 2017. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 97169855. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, November 7, 2017, at approximately 2 p.m. Eastern Time through Tuesday, November 14, 2017 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 97169855. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 16, 2017 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Nine Month Period Ended
(In thousands, except per share amounts)	September 30, 2017	June 30, 2017	September 30, 2017
Investment income
Interest income	$21,145	$21,788	$65,819
Other income	1,232	872	3,043
Total investment income	22,377	22,660	68,862
Expenses
Base management fee to affiliate (Net of fee rebates of $172, $0, and $172, respectively)	2,161	2,372	6,942
Interest expense	8,166	7,625	21,794
Other investment related expenses	1,908	2,058	5,487
Other operating expenses	2,240	2,173	6,530
Total expenses	14,475	14,228	40,753
Net investment income	7,902	8,432	28,109
Net realized gain (loss) on:
Investments	1,087	691	2,372
Financial derivatives, excluding currency forwards	(595)	(4,046)	(6,222)
Financial derivatives—currency forwards	(4,013)	(2,523)	(7,357)
Foreign currency transactions	4,726	531	6,234
	1,205	(5,347)	(4,973)
Change in net unrealized gain (loss) on:
Investments	(1,750)	2,829	6,837
Financial derivatives, excluding currency forwards	(305)	(2,619)	(4,081)
Financial derivatives—currency forwards	2,026	(1,194)	1,162
Foreign currency translation	(2,483)	3,340	712
	(2,512)	2,356	4,630
Net realized and change in net unrealized gain (loss) on investments and financial derivatives	(1,307)	(2,991)	(343)
Net increase in equity resulting from operations	6,595	5,441	27,766
Less: Increase in equity resulting from operations attributable to non-controlling interests	400	377	1,229
Net increase in shareholders' equity resulting from operations	$6,195	$5,064	$26,537
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.19	$0.16	$0.81
Weighted average shares and LTIP units outstanding	32,567	32,587	32,623
Weighted average shares and convertible units outstanding	32,779	32,799	32,835

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	September 30, 2017	June 30, 2017	December 31, 2016(1)
ASSETS
Cash and cash equivalents	$111,423	$134,515	$123,274
Restricted cash	425	425	655
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $1,758,854, $1,799,464, and $1,525,710)	1,756,432	1,794,129	1,505,026
Financial derivatives–assets, at fair value (Net cost – $41,041, $36,162, and $40,724)	29,896	26,602	35,595
Repurchase agreements (Cost – $194,265, $265,403, and $185,205)	193,070	266,659	184,819
Total Investments, financial derivatives, and repurchase agreements	1,979,398	2,087,390	1,725,440
Due from brokers	108,173	62,934	93,651
Receivable for securities sold and financial derivatives	499,053	484,124	445,112
Interest and principal receivable	25,006	21,157	21,704
Other assets	3,169	6,881	3,359
Total assets	$2,726,647	$2,797,426	$2,413,195
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $672,506, $687,979, and $589,429)	$675,650	$687,234	$584,896
Financial derivatives–liabilities, at fair value (Net proceeds – $28,507, $19,994, and $12,012)	32,278	27,003	18,687
Total investments and financial derivatives	707,928	714,237	603,583
Reverse repurchase agreements	1,029,810	1,119,238	1,033,581
Due to brokers	3,613	3,898	12,780
Payable for securities purchased and financial derivatives	169,717	224,529	85,168
Other secured borrowings (Proceeds – $89,646, $88,100, and $24,086)	89,646	88,100	24,086
Senior notes, net	84,752	—	—
Accounts payable and accrued expenses	4,230	3,996	3,327
Base management fee payable to affiliate	2,161	2,371	2,416
Interest and dividends payable	4,868	3,977	3,460
Other liabilities	198	119	17
Total liabilities	2,096,923	2,160,465	1,768,418
EQUITY	629,724	636,961	644,777
TOTAL LIABILITIES AND EQUITY	$2,726,647	$2,797,426	$2,413,195
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(31,992,177, 32,112,697, and 32,294,703, shares issued and outstanding)	$605,357	$615,702	$627,620
Additional paid-in capital–LTIP units	10,278	10,229	10,041
Total Shareholders' Equity	615,635	625,931	637,661
Non-controlling interests	14,089	11,030	7,116
Total Equity	$629,724	$636,961	$644,777
PER SHARE INFORMATION:
Common shares, no par value	$19.24	$19.49	$19.75
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$18.96	$19.21	$19.46

(1)	Derived from audited financial statements as of December 31, 2016.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.